PROSPECTUS SUPPLEMENT No. 1 Dated December 19, 2023	Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated August 8, 2023)	Registration 333-269179

NEURAXIS, INC.

2,904,698 Shares of Common Stock

held by Selling Stockholders

EXPLANATORY NOTE

This Prospectus Supplement No. 1 (this “Prospectus Supplement No. 1”) relates to the offering and resale by the selling security holders (the “Selling Stockholders”) identified in the prospectus dated August 8, 2023 (the “Base Prospectus”) up to an aggregate of 2,904,698 shares of our common stock, including (i) 35,318 shares of common stock, (ii) 1,658,756 shares of common stock issuable upon conversion of certain notes, (iii) 1,035,624 shares of common stock issuable upon exercise of certain warrants, and (iv) 175,000 shares of common stock to be issued prior to the closing of this offering, registered for resale hereby. The 2,904,698 shares of common stock offered by the Selling Stockholders are defined herein as the “Selling Stockholder Shares.”

As used in this Prospectus Supplement No. 1, “we,” “us,”, “the Company”, “our,” and “Neuraxis” refer to Neuraxis, Inc., a corporation organized under the laws of Delaware, including our subsidiaries, unless the context indicates a different meaning. This Prospectus Supplement No. 1 should be read together with the Base Prospectus and this Prospectus Supplement No. 1 is qualified by reference to the Base Prospectus (collectively, the “Prospectus”), except to the extent that the information in this Prospectus Supplement No. 1 updates and supersedes the information contain in the Base Prospectus. This Prospectus Supplement No. 1 is not complete without and may not be delivered or utilized except in conjunction with, the Base Prospectus, including any amendments thereto.

Each capitalized term used in this Explanatory Note, and not otherwise defined, shall have the meaning ascribed thereto in the attached Current Report on Form 8-K of the Company dated and filed by the Company with the Securities and Exchange Commission on December 19, 2023 (the “December 8-K”).

Pursuant to Section 2(c) of the 2022 Warrants and pursuant to Section 3(b) of the 2023 Warrants and the PA Warrants, as a result of the execution of the SPA, the Company adjusted the Exercise Price of each Warrant to $2.38 per share. As of December 19, 2023, the Company has not yet issued any of the new 2023 Warrants to purchase 609,760 shares of common stock or new PA Warrants to purchase 144,990 shares of common stock pursuant to Section 3(b) of such warrants. The number of shares of the Company’s common stock issuable upon exercise of the 2022 Warrants will remain unchanged.

This Prospectus Supplement No. 1 includes the attached December 8-K.

Our common stock is listed on the NYSE American under the symbol “NRXS.”

You should rely only on the information contained in the Prospectus or any prospectus supplement or amendment hereto. The Company has not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement No. 1. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 19, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 19, 2023

Neuraxis, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41775	45-5079684
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11550 N. Meridian Street, Suite 325

Carmel, IN 46032

(Address of principal executive offices)

Registrant’s telephone number, including area code: (812) 689-0791

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	NRXS	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

From June through November of 2022, Neuraxis, Inc. (the “Company”) entered into securities purchase agreements with Leonite Fund I, LP, Emmis Capital II, LLC, Bigger Capital Fund, LP, District 2 Capital Fund, LP, and Exchange Listing, LLC, and issued five-year warrants (the “2022 Warrants”) exercisable for an aggregate of 793,655 shares of common stock with an exercise price of $5.25 per share (the “2022 Warrants Exercise Price”). Of these 793,655 warrant shares, 353,115 warrant shares were registered in a registration statement declared effective by the Securities and Exchange Commission on August 8, 2023 (the “August S-1”).

From March through July 2023, the Company entered into certain securities purchase agreements and issued five-year warrants (the “2023 Warrants”) exercisable for an aggregate of 505,570 shares of common stock with a strike price at $5.25 per share (the “2023 Warrants Exercise Price”, and together with the 2022 Warrants Exercise Price, the “Exercise Price”). All of these warrant shares were registered in the August S-1.

The Company issued 120,235 warrants to the placement agent for the 2023 financing with the same terms as the 2023 Warrants (the “PA Warrants”, and together with the 2022 Warrants and the 2023 Warrants, the “Warrants”). These warrant shares were not registered in the August S-1.

As previously reported in a Current Report on Form 8-K filed by the Company on November 14, 2023, the Company entered into a securities purchase agreement (the “SPA”) with Flagstaff International, LLC for the issuance and purchase of the Company’s Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”), at price per share of $2.38. As of December 19, 2023, Flagstaff International, LLC has not yet paid for or been issued any Series B Preferred Stock shares.

Pursuant to Section 2(c) of the 2022 Warrants and pursuant to Section 3(b) of the 2023 Warrants and the PA Warrants, as a result of the execution of the SPA, the Company adjusted the Exercise Price of each Warrant to $2.38 per share. As of December 19, 2023, the Company has not yet issued any of the new 2023 Warrants to purchase 609,760 shares of common stock or new PA Warrants to purchase 144,990 shares of common stock pursuant to Section 3(b) of such warrants. The number of shares of the Company’s common stock issuable upon exercise of the 2022 Warrants will remain unchanged.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 19, 2023	NEURAXIS, INC.

	By:	/s/ Brian Carrico
	Name:	Brian Carrico
	Title:	President and Chief Executive Officer